Exhibit 4.17

EXECUTION VERSION

THIRD SUPPLEMENTAL INDENTURE

Third Supplemental Indenture (this “Third Supplemental Indenture”), dated as of September 18, 2024, among Windstream Services, LLC, a Delaware limited liability company (the “Company” or the “Issuer”), Windstream Escrow Finance Corp., a Delaware corporation and a subsidiary of the Issuer (the “Co-Issuer,” and together with the Issuer, the “Issuers”), the parties that are signatories hereto as Guarantors (each, a “Guarantor”) and Wilmington Trust, National Association, a national banking association, as trustee (in such capacity, the “Trustee”) and notes collateral agent (in such capacity, the “Notes Collateral Agent”).

W I T N E S S E T H:

WHEREAS, Windstream Escrow LLC (the “Escrow Issuer”), the Co-Issuer, the Trustee and the Notes Collateral Agent, have heretofore executed and delivered an indenture dated as of August 25, 2020 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $1,400.0 million of 7.750% Senior First Lien Notes due 2028 (the “Notes”);

WHEREAS, the Issuers, the Guarantors, the Trustee, and the Notes Collateral Agent entered into that certain First Supplemental Indenture, dated as of September 21, 2020, to, among other things, evidence the assumption by the Issuer of all of the obligations of the Escrow Issuer under the Notes and the Indenture;

WHEREAS, subsequently thereto, the Issuer changed its legal name from Windstream Services II, LLC to Windstream Services, LLC;

WHEREAS, the Issuer, the Co-Issuer, the Trustee, the Notes Collateral Agent and Windstream Kinetic Fiber, LLC entered into that certain Second Supplemental Indenture, dated as of March 2, 2022, to add Windstream Kinetic Fiber, LLC as a Guarantor;

WHEREAS, the parties hereto desire to enter into this Third Supplemental Indenture to implement certain amendments to the Indenture as set forth herein;

WHEREAS, pursuant to the Company’s Consent Solicitation Statement dated September 11, 2024 (the “Statement”), the Company has solicited the consents of the Holders of the Notes to implement certain amendments to the Indenture as set forth herein;

WHEREAS, the Issuers have obtained the consent of Holders of at least a majority in principal amount of all the outstanding Notes issued under the Indenture, excluding any Notes held by the Issuers, the Guarantors or their Affiliates (the “Requisite Consents”);

WHEREAS, pursuant to Section 9.2 of the Indenture, the Trustee, the Notes Collateral Agent, the Issuers and the Guarantors are authorized to execute and deliver this Third Supplemental Indenture;

WHEREAS, each of the Issuers and the Guarantors has duly authorized entry into this Third Supplemental Indenture;

WHEREAS, this Third Supplemental Indenture shall be effective upon its execution by the Trustee, the Notes Collateral Agent, the Issuers and the Guarantors, and the amendments effected by this Third Supplemental Indenture shall become operative with respect to the Notes on the Payment Date (as defined herein) in accordance with Section 3 hereof; and

WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Third Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

Article I

DEFINITIONS

Section 1.1          Defined Terms. As used in this Third Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof’ and “hereby” and other words of similar import used in this Third Supplemental Indenture refer to this Third Supplemental Indenture as a whole and not to any particular section hereof.

Article II

Modifications to Indenture

Section 2.1          Amendments. Subject to Section 3.1 hereof, the Indenture is hereby amended as set forth in the attached Exhibit A to this Third Supplemental Indenture by (x) deleting each term thereof which is reflected in ~~strike-through~~ font and (y) inserting each term thereof which is reflected in double underlined font, in each case, in the place where such term appears therein.

Section 2.2          Amendment of Definitions. Subject to Section 3.1 hereof, any defined terms present in the Indenture or the Notes but no longer used as a result of the amendments made by this Third Supplemental Indenture are hereby eliminated in the Indenture. The definition of any defined term used in the Indenture or the Notes where such definition is set forth in any of the sections or subsections of the Indenture that are eliminated by this Third Supplemental Indenture and the term it defines is still used elsewhere in the Indenture or the Notes after the amendments hereby become operative shall be deemed to become part of, and defined in, Section 1.1 of the Indenture. Such defined terms are to be in alphanumeric order within Section 1.1 of the Indenture.

Section 2.3          Amendment of Notes. Subject to Section 3.1 hereof, any of the terms or provisions present in the Notes that relate to any of the provisions of the Indenture as amended by this Third Supplemental Indenture shall also be amended, mutatis mutandis, so as to be consistent with the amendments made by this Third Supplemental Indenture.

Article III

MISCELLANEOUS

Section 3.1          Effectiveness of Third Supplemental Indenture. This Third Supplemental Indenture shall become effective and binding immediately upon the execution and delivery of this Third Supplemental Indenture by the Trustee, the Notes Collateral Agent, the Issuers and the Guarantors, and thereupon this Third Supplemental Indenture shall form a part of the Indenture for all purposes; provided however, notwithstanding anything in the Indenture or this Third Supplemental Indenture to the contrary, the amendments set forth herein shall become operative only upon and simultaneously with, and shall have no force and effect prior to, the Company’s cash payment to each Holder who has validly delivered and not validly revoked their consents, pursuant to the Statement (such payment, the “Consent Fee” and such date of payment, the “Payment Date”). For the avoidance of doubt, the payment of the Consent Fee is not a condition to the Third Supplemental Indenture becoming effective. The Issuers shall notify the Trustee in writing (which may be by email) of the occurrence of the Payment Date.

Section 3.2          Notices. All notices and other communications to the Issuers and the Guarantors shall be given as provided in the Indenture to the Issuers and the Guarantors.

Section 3.3          Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders, the Trustee and the Notes Collateral Agent, any legal or equitable right, remedy or claim under or in respect of this Third Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.4          Severability. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.5          Governing Law. This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.6          Counterparts. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The words “execution,” signed,” “signature” and words of like import in this Third Supplemental Indenture or in any other certificate, agreement or document related to this Third Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif’ or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the UCC; notwithstanding anything herein to the contrary, neither the Trustee nor the Notes Collateral Agent is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee or the Notes Collateral Agent pursuant to reasonable procedures approved by the Trustee or the Notes Collateral Agent, as applicable.

Section 3.7          Headings. The headings of the Articles and the Sections in this Third Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

Section 3.8          The Trustee and the Notes Collateral Agent. The Trustee and the Notes Collateral Agent make no representation or warranty as to the validity or sufficiency of this Third Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 3.9          Successors. All agreements of the Issuers and the Guarantors in this Third Supplemental Indenture shall bind their Successors, except as otherwise provided in this Third Supplemental Indenture. All agreements of the Trustee and the Notes Collateral Agent in this Third Supplemental Indenture shall bind its successors.

Section 3.10          Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the date above written.

WINDSTREAM SERVICES, LLC as Issuer

By:	/s/ Kristi Moody
Name: Kristi Moody
Title: Executive Vice President, General Counsel and Corporate Secretary

WINDSTREAM ESCROW FINANCE CORP. as Co-Issuer

By:	/s/ Kristi Moody
Name: Kristi Moody
Title: Executive Vice President, General Counsel and Corporate Secretary

EACH ENTITY LISTED ON SCHEDULE I HERETO each, as a Guarantor

By:	/s/ Kristi Moody
Name: Kristi Moody
Title: Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Third Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Latoya S. Elvin
Name: Latoya S. Elvin
Title: Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Notes Collateral Agent

By:	/s/ Latoya S. Elvin
Name: Latoya S. Elvin
Title: Vice President

[Signature Page to Third Supplemental Indenture]

SCHEDULE 1

No.	Entity	State
1	BOB, LLC	IL
2	Boston Retail Partners LLC	MA
3	Broadview Networks of Virginia, Inc.	VA
4	Buffalo Valley Management Services, Inc.	DE
5	Business Telecom of Virginia, Inc.	VA
6	Cavalier IP TV, LLC	DE
7	Cavalier Telephone, L.L.C.	VA
8	Choice One Communications of Connecticut Inc. (d/b/a One Communications)	DE
9	Choice One Communications of Maine Inc. (d/b/a One Communications)	DE
10	Choice One Communications of Massachusetts Inc. (d/b/a One Communications)	DE
11	Choice One Communications of Ohio Inc. (d/b/a One Communications)	DE
12	Choice One Communications of Rhode Island Inc. (d/b/a One Communications)	DE

No.	Entity	State
13	Choice One Communications of Vermont Inc. (d/b/a One Communications)	DE
14	Choice One of New Hampshire Inc. (d/b/a One Communications)	DE
15	Cinergy Communications Company of Virginia, LLC (d/b/a One Communications) (f/k/a Cinergy Communications Company of Virginia, Inc.)	VA
16	Conestoga Enterprises, Inc.	PA
17	Conestoga Management Services, Inc.	DE
18	Connecticut Broadband, LLC (d/b/a One Communications)	CT
19	Conversent Communications of Connecticut, LLC	CT
20	Conversent Communications of Maine, LLC	ME
21	Conversent Communications of Massachusetts, Inc.	MA
22	Conversent Communications of New Hampshire, LLC	NH
23	Conversent Communications of Rhode Island, LLC	RI
24	CTC Communications of Virginia, Inc.	VA
25	D&E Communications, LLC	DE
26	D&E Management Services, Inc.	NV

No.	Entity	State
27	Oklahoma Windstream, LLC	OK
28	PaeTec Communications of Virginia, LLC	VA
29	PAETEC iTel, L.L.C.	NC
30	PAETEC, LLC	DE
31	Talk America of Virginia, LLC	VA
32	Teleview, LLC	GA
33	Texas Windstream, LLC	TX
34	US LEC of Alabama LLC	NC
35	US LEC of Florida LLC	NC
36	US LEC of South Carolina LLC	DE
37	US LEC of Tennessee LLC	DE
38	US LEC of Virginia L.L.C.	DE
39	US Xchange Inc.	DE
40	US Xchange of Illinois, L.L.C.	DE
41	US Xchange of Michigan, L.L.C.	DE
42	US Xchange of Wisconsin, L.L.C.	DE

No.	Entity	State
43	Valor Telecommunications of Texas, LLC	DE
44	Windstream Alabama, LLC	AL
45	Windstream Arkansas, LLC	DE
46	Windstream Cavalier, LLC	DE
47	Windstream Communications Kerrville, LLC	TX
48	Windstream Communications Telecom, LLC	TX
49	Windstream Eagle Services, LLC	DE
50	Windstream East Texas, LLC	TX
51	Windstream EN-TEL, LLC	MN
52	Windstream Enterprise Holdings, LLC (f/k/a PAETEC Holding, LLC)	DE
53	Windstream Escrow Finance Corp.	DE
55	Windstream Intellectual Property Services, LLC	DE
56	Windstream Iowa Communications, LLC	DE
57	Windstream Iowa-Comm, LLC	IA
58	Windstream KDL-VA, LLC	VA
59	Windstream Kinetic Fiber, LLC	DE

No.	Entity	State
60	Windstream Lakedale Link, LLC	MN
61	Windstream Lakedale, Inc.	MN
62	Windstream Leasing, LLC	DE
63	Windstream Lexcom Entertainment, LLC	NC
64	Windstream Long Distance, LLC	DE
65	Windstream Montezuma, LLC	IA
66	Windstream NorthStar, LLC	MN
67	Windstream NuVox Arkansas, LLC	DE
68	Windstream NuVox Illinois, LLC	DE
69	Windstream NuVox Indiana, LLC	DE
70	Windstream NuVox Kansas, LLC	DE
71	Windstream NuVox Oklahoma, LLC	DE
72	Windstream Oklahoma, LLC	OK
73	Windstream South Carolina, LLC	SC
74	Windstream Supply, LLC	OH
75	XETA Technologies, Inc.	OK

Exhibit A